Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is dated as of March 1, 2016, by and between Willis Towers Watson Public Limited Company (together with its successors and assigns, the “Company”) and John J. Haley (“Executive”).
WHEREAS, Executive currently serves as the Chief Executive Officer of the Company;
WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms and conditions of Executive’s employment with the Company, pursuant to which Executive shall continue to serve as Chief Executive Officer of the Company during the Term (as defined below); and
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Term of Agreement.
(a) Term. Executive’s employment under this Agreement shall be effective as of March 1, 2016 (the “Effective Date”) and shall terminate on December 31, 2018 unless extended by mutual written agreement of the parties (the “Expiration Date,” and such period, the “Term”). Unless extended by mutual written agreement of the parties, the Term shall terminate on the Expiration Date or any earlier Termination Date (as described in Section 3(a)).
2. Employment, Compensation, and Benefits. During the Term, the Company agrees to employ Executive and to provide or cause one of its subsidiaries to provide the remuneration and benefits described below.
(a) Title and Duties.
(i) During the Term, Executive shall be employed as the Chief Executive Officer of the Company. Executive also shall serve as a member of the Company’s Board of Directors (the “Board”) without additional compensation and as a member of the Executive Committee (or equivalent committee) of the Board, if one is established.
(ii) Executive shall have during the Term the appropriate duties, responsibilities and authority attendant to the position of Chief Executive Officer of the Company and any other duties commensurate with such position that may be reasonably assigned to him by the Board. During the Term, Executive shall report solely and directly to the Board.
(iii) During the Term, Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform such responsibilities. During the Term, it shall not be a violation of this Agreement for Executive to (A) serve on for-profit boards, subject to approval of the Board, (B) serve on civic or charitable boards or committees, and (C) manage personal matters and investments; provided that such activities do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties and responsibilities with respect to the Company.
(b) Remuneration.
(i) Base Salary. Executive’s base salary (“Base Salary”) during the Term shall be at the rate of one million and two hundred thousand dollars ($1,200,000) per annum, payable in accordance with normal payroll practices but no less frequently than on a monthly basis. For each calendar year of the Term, the portion of Executive’s Base Salary in excess of $1,000,000 shall be deferred under the terms of the Towers Watson Amended and Restated Non-Qualified Deferred Savings Plan for U.S. Employees, subject to the requirements of Section 409A of the Internal Revenue Code. The amount of Executive’s Base Salary may, at the discretion of the Board, be increased (but never decreased). Any such increased amount shall constitute “Base Salary” hereunder.

(ii) Annual Incentive Plan Awards. Executive shall be eligible for an annual incentive plan award (“Annual Bonus”) for each calendar year ending during the Term pursuant to the Company’s annual incentive plan applicable to its executive officers, with a target payment equal to 200% of Base Salary (based on the annual rate in effect at the end of such calendar year) (“Target Annual Bonus”) and a maximum payment equal to 350% of Base Salary (based on the annual rate in effect at the end of such calendar year), in each case subject to such performance targets as solely established by the Compensation Committee of the Board (the “Compensation Committee”) in consultation with Executive. Executive shall receive a reduced award for below target performance if threshold performance targets are achieved, as established in advance by the Compensation Committee as described above. The actual amount of any Annual Bonus shall be calculated solely by the Compensation Committee and shall be paid as a cash lump sum no later than the one hundred and twentieth (120th) day of the calendar year following the calendar year for which the Annual Bonus is measured, and shall be subject to the repayment obligations of the Company’s “Clawback Policy” under the Company’s Corporate Governance Guidelines as adopted by the Board.
(c) Benefits. Except as otherwise provided herein, the Company shall during the Term provide Executive with those employee benefits to which full-time senior management employees of the Company are generally entitled under the applicable benefit plans, programs or policies as in effect from time to time (each a “Benefit Plan”), in each case subject to and in accordance with the terms of such Benefit Plans, as amended from time to time.
(d) Reimbursement for Expenses. The Company or one of its subsidiaries shall reimburse Executive for all reasonable business expenses (including airfare, hotel and meals during business travel) incurred by Executive in performing Executive’s duties for the Company during the Term, in accordance with the business expense reimbursement policies of the Company as in effect from time to time and consistent with Executive’s position and the business practices of the Company in effect prior to the Effective Date.
(e) Indemnification. The Company and the Executive are parties to an Indemnification Agreement, dated January 4, 2016 (the “Indemnification Agreement”), which shall continue in force and effect in accordance with its terms.
(f) Equity Grants and Participation. The Company has granted to Executive, as of the Effective Date, a restricted stock unit award in the form of the Restricted Stock Unit Award Agreement attached hereto as Exhibit A. Executive acknowledges and agrees that he shall be subject to the “Share Ownership Guidelines” under the Company’s Corporate Governance Guidelines as adopted by the Board.
(g) Pension Agreement. Executive shall remain eligible to participate in any legacy Towers Watson pension or retirement plans, benefits or programs in which he is currently eligible in accordance with the terms of such plans, benefits or programs as in effect from time to time. In addition, the letter agreement dated August 16, 2013 entered into by Executive and Towers Watson & Co. (the “Pension Agreement”) relating to Executive’s nonqualified retirement benefits under the Excess Benefit Plan of Watson Wyatt and Company and the Excess Compensation Plan of Watson Wyatt and Company shall remain in full force and effect in accordance with its terms.
3. Termination of Employment; Effect of Certain Terminations and Resignations.
(a) Termination.
(i) General. Executive’s employment under this Agreement shall terminate on the earliest to occur of (i) the Expiration Date, (ii) Executive’s death or Disability (as defined below), (iii) the date upon which Executive’s employment is terminated by Executive without Good Reason (as defined below) by at least ninety (90) days prior written notice to the Company or (iv) the date upon which Executive’s employment is terminated by the Company for Cause (as defined below) or without Cause, or by Executive with Good Reason, by at least thirty (30) days prior written notice to the other party (the effective date of any such termination being the “Termination Date”). No termination of Executive’s employment by the Company for Cause or by Executive with Good Reason shall be effective unless (A) the party claiming Good Reason or Cause provides written notice to the other party that describes in reasonable detail the events or circumstances alleged to constitute Cause or Good Reason, as the case may be, within sixty (60) days following the date the party giving such notice has actual knowledge of such events or circumstances, (B) the other party shall have had thirty (30) days following receipt of such notice to cure such events or circumstances (if reasonably curable) to the reasonable satisfaction of the party giving the notice, and (C) the terminating party gives notice of a termination of employment (as described above) within forty-five (45) days after giving notice of such events or circumstances alleged to constitute Cause or Good Reason, as the case may be. No purported termination of Executive’s employment for Cause shall be effective unless and until Executive (and his designated adviser) have had an opportunity to meet with the Board to discuss the basis for the proposed Cause termination after having received the written notice describing the particular events or circumstances that the Board believes constitute a basis for a termination for Cause and to present relevant evidence to the Board related to the specified events or circumstances. A termination by the Company with or without Cause shall be deemed a termination of employment and services by the Company and its affiliates, including services as a member of any board of directors or other governing body of the Company or any of its subsidiaries. The Company shall not be required to provide Executive with work at any time after notice of termination or resignation is given by either the Company or Executive, and the Company may in its sole discretion require Executive to remain away from the business locations of the Company and its affiliates and/or withdraw any authorities invested in Executive (it being understood that no such action by the Company shall be deemed to accelerate the termination or resignation date for purposes of determining Executive’s rights to compensation and benefits under this Agreement. Any action to terminate the employment of Executive by the Company shall only be made by the Board.
(ii) Resignation from Directorships. The termination of Executive’s employment for any reason under this Agreement shall constitute Executive’s resignation from any director position on the Board or on the board of directors of any affiliates of the Company, and Executive agrees that this Agreement shall serve as written notice of resignation in such circumstance.
(b) Death; Disability; Termination without Cause by the Company or Termination with Good Reason by Executive. Upon the earliest to occur of (x) the termination of Executive’s employment with the Company due to his death or Disability, (y) the Company’s termination of Executive’s employment without Cause, or (z) Executive’s termination of employment with the Company with Good Reason, Executive shall be entitled to the following:
(i) Executive’s Accrued Amounts;
(ii) Payment of an amount equal to two times Executive’s annual Base Salary (based on the rate in effect on the day immediately preceding the Termination Date), payable in a lump sum in cash on the first business day on or after the sixtieth (60th) day following the Termination Date;
(iii) Payment of an amount equal to two times Executive’s Target Annual Bonus (based on the annual rate of Base Salary in effect on the day immediately preceding the Termination Date), payable in a lump sum in cash on the first business day on or after the sixtieth (60th) day following the Termination Date;
(iv) Payment of an amount equal to the full Annual Bonus for the calendar year of such termination determined solely by reference to actual achievement of previously determined Company-wide performance goals (without any exercise of negative discretion), and based on the annual rate of Base Salary in effect on the day immediately preceding the Termination Date), payable at the time provided in Section 2(b)(ii) (but no later than 74 days after the expiration of the calendar year of such termination);
(v) Continued participation for Executive and his spouse and then covered dependents in the applicable group medical plan of the Company, if any, in which Executive and his eligible spouse and dependents participate as of the Termination Date in accordance with the terms of such plan in effect from time to time for executive officers of the Company generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon Executive or the Company or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by executive officers of the Company, in each case until the earlier of (x) eighteen (18) months following the Termination Date or (y) the date that Executive (or any eligible spouse or dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage; and
(vi) Treatment of his equity incentive awards in accordance with the terms of the applicable award agreements and otherwise subject to the terms and conditions thereof.
(vii) The employment or service requirements of any retention policy applicable to any Annual Bonus or any other compensation previously paid or payable in cash or otherwise shall cease to apply.
(c) Termination with Cause by the Company or Termination without Good Reason by Executive; Termination for any Reason on the Expiration Date. If at any time during the Term, the Company terminates Executive with Cause or Executive terminates his employment with the Company without Good Reason or if Executive’s employment terminates for any reason on or following the Expiration Date, Executive shall only be entitled to his Accrued Amounts.
(d) No Mitigation; No Offset. The amounts due under Section 3(b) shall be paid without any obligation of mitigation or offset for future earnings or other amounts. Executive shall not be eligible for any amounts of a similar nature that would be payable to Executive pursuant to other severance plans of the Company or its affiliates.
(e) Definitions. For purposes of this Agreement, the capitalized terms shall have the following meanings:
(i) “Accrued Amounts” shall mean (A) all accrued but unpaid Base Salary (B) any Annual Bonus or other cash incentive award due as a result of actual performance but unpaid for any completed calendar year, to be paid when annual or other applicable cash incentive awards are paid to other senior level executives in respect to such calendar year, (C) reimbursement for any and all business expenses incurred prior to the termination date, payable in accordance with and subject to the terms of the Company’s reimbursement policy, and (D) any other or additional benefits under any Company Arrangements that are required to be provided to Executive pursuant to the terms thereof or applicable law.
(ii) “Cause” shall mean (A) Executive’s indictment for, conviction of or plea of no contest or guilty to, a misdemeanor involving sexual misconduct or to a felony under U.S. federal or state law, (B) Executive’s willful misconduct with regard to his material duties and responsibilities with the Company, including any willful failure to abide by any material, written employment policies of the Company, (C) Executive’s willful breach of Executive’s material obligations under this Agreement (including any repeated willful failure to abide by the reasonable, legal, written directives presented to him by the Board), (D) drug addiction or habitual intoxication that adversely effects Executive’s job performance or the reputation or best interests of the Company or its affiliates; or (E) Executive’s commission of material fraud, embezzlement or misappropriation of funds, willful breach of fiduciary duty or willfully engaging in a material act of dishonesty against the Company or its affiliates. For purposes of this definition, an act (or omission) shall not be deemed “willful” if, in the good faith and reasonable belief of Executive, such act (or omission) was in the best interests of the Company (or any of its affiliates).
(iii) “Company Arrangements” mean any prior incentive awards (including, without limitation, three outstanding grants as of the Effective Date), corporate governance document or other written agreement between the Company (or its subsidiaries) and Executive (including, without limitation, the Indemnification Agreement), other than agreements providing for severance payments of a similar nature to those provided under this Agreement.
(iv) “Good Reason” shall mean the occurrence of any of the following events at any time during the Term: (A) any reduction in Executive’s annual Base Salary or Target Annual Bonus percentage; (B) any adverse change in Executive’s title such that he is not the Chief Executive Officer; (C) Executive ceases for any reason to report solely and directly to the Board; (D) any material adverse change in Executive’s duties, responsibilities or authorities, or the assignment to him of any duties that are materially inconsistent with his position as the Chief Executive Officer of the Company, in each case without his prior written consent (including, without limitation, the appointment of any other executive officer as the leader of the Company’s Group Operating Committee or any successor committee thereto); (E) the Board, or the Compensation Committee, enters into or modifies, or authorizes the Company to enter into or modify, any employment agreement with any executive officer of the Company without prior consultation with Executive; (F) any required relocation of the principal location where Executive performs services by more than 50 miles from Executive’s principal location prior to the Effective Date (or such other principal location as the Company and Executive may agree in a signed writing) without Executive’s prior written consent; or (G) any material breach by the Company of this Agreement or any equity awards.
(f) Definition of Disability. The Company may terminate Executive’s employment as a result of a “Disability” if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360-day period). Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days prior written notice to Executive, provided that such termination shall not be effective if Executive returns to full time performance of his material duties within such thirty (30) day period and continues in such full time capacity (which full time status shall continue for six (6) consecutive months thereafter). For the avoidance of doubt, in the event that Executive does return to full-time performance but does not continue in such full-time capacity for six (6) consecutive months thereafter, the termination shall be deemed effective on the date that Executive fails to continue in such full-time capacity.
(g) Release of Claims. The Company shall not be required to make the payments and provide the benefits specified in Section 3(b), other than the Accrued Amounts, unless Executive (or his designated representative) has executed and delivered to the Company a fully enforceable and irrevocable release of claims in substantially the form attached hereto as Exhibit B within fifty-two (52) days following the Termination Date (or such later date necessitated by Executive’s death or incapacity), under which Executive releases the members of the Company, their affiliates and their respective officers, directors and employees from all liability (except as otherwise described in the release of claims). Any payments or benefits specified in Sections 3(b), other than the Accrued Amounts, payable during such sixty (60) day period shall be withheld and shall be paid to Executive on the first payroll date on or after the sixtieth (60th) day following the Termination Date (or such later date necessitated by Executive’s death or incapacity). In the event the release is not executed and delivered to the Company in accordance with this Section 3(g), the payments and benefits specified in Section 3(b), other than the Accrued Amounts, shall be forfeited.
(h) The definitions of Cause and Good Reason provided in this Section 3 shall apply for purposes of any plan, agreement or arrangement that uses any such term or similar terms.
4. Excise Tax. Notwithstanding any other provision to the contrary in this Agreement, in any other agreement between Executive and the Company or any of its affiliates, or in any plan maintained by the Company or any of its affiliates, if there is a Section 280G Change in Control (as defined in Section 4(e)(i) below), the provisions set forth below shall apply:
(a) Except as otherwise provided in Section 4(b) below, if it is determined in accordance with Section 4(d) below that any portion of the Payments (as defined in Section 4(e)(ii) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of Executive’s total Payments to be subject to the Excise Tax.
(b) No reduction in any of Executive’s Payments shall be made pursuant to Section 4(a) above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 4(a) above. For purposes of the foregoing, (i) the “After Tax Amount” of Executive’s Payments, as computed with, and as computed without, the reduction provided for under Section 4(a), shall mean the amount of the Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or other excise taxes, any employment, social security or Medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
(c) Any reduction in Executive’s Payments required to be made pursuant to Section 4(a) above (the “Required Reduction”) shall be made as follows:
(i) first, any severance payments or benefits, or any other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced;
(ii) second, any outstanding performance-based cash or equity incentive awards the performance goals for which had not been attained prior to the occurrence of the 280G Change in Control, to the extent such awards are treated as Payments as defined in Section 4(e)(ii) below, shall be reduced;
(iii) third, any option awards that, at the time of the 280G Change in Control have an exercise price that is greater than the fair market value of a share of Company common stock and that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting; and
(iv) fourth, any cash or equity awards, or nonqualified deferred compensation amounts, that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting.
In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
(d) A determination as to whether any reduction in Executive’s Payments is required pursuant to Section 4(a) above, and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than thirty (30) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent auditor or, if such auditor is not permitted to provide such advice, by a nationally recognized public accounting firm reasonably selected by the Board with the consent of Executive, which consent shall not be unreasonably withheld or delayed (“Auditor”). The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to Executive and to the Company. The fees and expenses of the auditor shall be paid entirely by the Company and the determinations made by Auditor hereunder shall, absent manifest error, be binding upon Executive and the Company.
(e) For purposes of the foregoing, the following terms shall have the following meanings:
(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.
(ii) “Payments” shall mean any payments or benefits in the nature of compensation that are to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

5. Ownership of Business. All business activity participated in by Executive as an employee of the Company, and Executive’s execution of his duties and responsibilities to the Company and their related entities as set forth in Section 2(a) above (the “Business Activity”), shall be conducted solely on behalf of the Company. Executive shall have no right to share in any commission or fee resulting from such Business Activity, other than the compensation and benefits referred to in this Agreement, and any monies due to any member of the Company or their related entities as a result of Business Activity which may be collected by Executive on behalf of the Company or their related entities shall be promptly paid over to the Company or their related entities, as applicable.
6. Confidential Information; Noncompetition and Nonsolicitation. In consideration of the Company entering into this Agreement with Executive, Executive hereby:
(a) acknowledges that the continued success of the Company depends upon the use and protection of proprietary information. Executive further acknowledges that the proprietary information obtained by him during the course of his employment with the Company and its affiliates concerning the business or affairs of the Company and its affiliates is the property of the Company or its affiliates, as applicable (“Confidential Information”). Therefore, Executive agrees that during the Term and thereafter he will not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information, whether or not such information is developed by him, without the Board’s written consent, unless and to the extent that the information (i) is disclosed by Executive in the good faith performance of his duties under this Agreement, or in confidence to an attorney or other professional adviser for the purpose of securing professional advice, (ii) becomes generally known to the public other than as a result of Executive’s acts or omissions to act in violation of this Section 6, (iii) is required to be disclosed pursuant to applicable law or court order, or is requested by any administrative or government agency with apparent jurisdiction, or (iv) is disclosed in the course of any proceeding described in Sections 6(f) or 7(i). Executive shall deliver to the Company upon his termination of employment all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information or the business of the Company and its affiliates; provided, that, Executive may keep his address book (and electronic equivalents) and similar personal property, and copies of documents relating to his entitlements and obligations. Nothing in this Agreement shall (A) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A);
(b) agrees that while he is employed by the Company and for a period of two (2) years following the Termination Date, Executive shall not on behalf of an entity, directly or indirectly solicit, accept, or perform services in, other than on behalf of the Company or a Company subsidiary, the insurance brokerage, insurance agency, risk management, claims administration, human resources consulting, employee benefits and actuarial consulting, human capital and risk management consulting, or pension consulting business or other material business performed by the Company from or with respect to (i) clients of the Company or a Company subsidiary with whom Executive had business contact or provided services to, either alone or with others, while employed by the Company and, further provided, such clients were clients of the Company or a Company subsidiary either on the Termination Date or within twelve (12) months prior to the Termination Date, and (ii) active prospective clients of the Company or a Company subsidiary with whom Executive had substantial business contacts regarding the business of the Company or a Company subsidiary within six (6) months prior to the Termination Date;
(c) agrees that while Executive is employed by the Company and for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly, other than in performing his duties for the Company or a Company subsidiary, (i) solicit any employee of the Company or a Company subsidiary to work for Executive or any third party, including any competitor (whether an individual or a competing company) of the Company or a Company subsidiary or (ii) induce any such employee of the Company or a Company subsidiary to leave the employ of the Company or a Company subsidiary, provided the foregoing shall not apply to (A) Executive’s personal assistants and personal non-executive staff, shall not be violated by general advertising not specifically targeted at Company or Company subsidiary employees and shall not prevent Executive from serving as a reference for any given individual or (B) general employment advertisements or broad-based employment solicitations by any entity with whom Executive is then associated as long as they are not specifically targeted at the employees that Executive is prohibited from soliciting directly under this Section 6(c); and
(d) agrees that while Executive is employed by the Company and for a period of two (2) years following termination the Termination Date, Executive shall not be directly or indirectly involved as an owner, officer, director, employee, contractor, advisor or agent of any business to the extent any such business offers, sells, distributes, develops or is otherwise involved in any product or service that is competitive with any products or services of the Company or its subsidiaries (whether existing or planned for the future as of the Termination Date) (a “Competitor”). Because the business of the Company and its subsidiaries competes on a global basis, Executive understands and acknowledges that his obligations hereunder shall apply anywhere in the world. Notwithstanding the foregoing provisions of this Section 6, it shall not be a violation of this Agreement for: (A) Executive to have beneficial ownership of less than 2% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system or an indirect interest in any equity securities held in any investment company or fund over which Executive does not exercise investment authority or control; or (B) following termination or resignation of Executive’s employment with the Company, for Executive to engage in, or become associated in any capacity with, a business or entity that provides consulting, banking, investment banking, asset management or fund formation and management advice and services to third parties, as long as Executive does not use or disclose any Confidential Information and Executive does not directly provide such advice and services to a Competitor.
(e) agrees that he shall not at any time during the Term or thereafter, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, Disparage the Company, its affiliates or their respective employees, directors or business relations. The Company shall not at any time during or after the Term make any public statement such as a press release which Disparages Executive. Nothing in this Agreement or elsewhere shall be construed to prohibit either party from (i) correcting any misstatement of fact by any person, (ii) making disclosures that are authorized under Section 6(a), or (iii) testifying truthfully in any legal or administrative proceeding, but each party shall inform the other party as soon as reasonably practicable before delivering any such testimony. “Disparage” means to defame or otherwise damage or assail the reputation, integrity or professionalism of the subject of the communication.
(f) agrees that if Executive violates any of the provisions of this Section 6, the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company may be entitled. Moreover, if any provision or clause of this Section 6, or portion thereof, shall be held by a court of competent jurisdiction to be illegal, void, unreasonable or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that, if a court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law. Notwithstanding the foregoing, the restrictions set forth in clauses (b), (c) and (d) of this Section 6 shall immediately expire in the event that the Company shall have materially breached, on or after the Termination Date, any of its material obligations to Executive under this Agreement or any equity award, which breach shall have continued uncured for fifteen (15) days after Executive has given written notice to the Company describing the breach and requesting cure.
7. Miscellaneous.
(a) Integrated Agreement. Except as otherwise provided in this Section 7, this Agreement (including the Exhibits attached hereto) and the other agreements referenced herein embody the complete agreement of the parties hereto relating to Executive’s employment during the Term and any post-employment entitlements and obligations. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto that expressly refers to the provision(s) being amended or terminated. For the avoidance of doubt, the post-employment restrictions in Section 6 supersede any post-employment restrictions of a similar nature.
(b) Severability; Effect of Certain Securities Laws and Other Restrictions. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable by any judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the full extent permitted by law and equity. In addition, notwithstanding anything set forth in this Agreement to the contrary, in the event and to the extent that any term of this Agreement (or benefit provided hereunder) is or becomes prohibited by applicable securities laws (and any rules or regulations promulgated thereunder) or rules or regulations of any exchange on which stock of the Company is traded, such term or benefit shall be suspended unless and until such term or benefit ceases to be prohibited by such laws, rules or regulations, and Executive hereby acknowledges and agrees that any such suspension will not constitute a breach of this Agreement by the Company.
(c) Notices. Any notices given pursuant to this Agreement shall be sent by certified mail or a nationally recognized courier service, with proof of delivery, to the addresses set forth below (or, in the event of an address change by either party, to the then-current address of the party, as specified in any written change-of-address notice properly furnished under this Section 7(c)).
If to the Company, then to:
Willis Towers Watson Public Limited Company
200 Liberty Street
New York, NY 10281
Attention: General Counsel
If to Executive:
To Executive’s most recent address set forth in the personnel records of the Company
With a copy to:
Morrison Cohen LLP
909 3rd Avenue, 27th Floor
New York, NY 10022
Attention: Robert M. Sedgwick
(d) Governing Law; Remedies. The substantive laws of the State of New York applicable to contracts executed and performed entirely in such state shall govern this Agreement. Executive acknowledges that there is no adequate remedy at law for any breach of the provisions of Section 6 of this Agreement and that, in addition to any other remedies to which it may otherwise be entitled as a matter of law, the Company shall be entitled to injunctive relief in the event of any such breach.
(e) Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed as a waiver of that party’s rights upon any subsequent or different breach. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically identify the condition(s) or provision(s) of this Agreement being waived.
(f) Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Executive and the successors and permitted assigns of the Company. Executive shall be entitled, to the extent permitted by applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. The Company and its direct and indirect subsidiaries are intended third-party beneficiaries of all promises and covenants made by Executive herein in favor of the Company in Section 6 hereof. As such, insofar as they are affected by any breach of this Agreement by Executive of Section

6, the Company and its direct and indirect subsidiaries may enforce Executive’s covenants and promises herein to the same extent that the Company has a right to do so; provided, that, in enforcing such covenants and promises, the Company and its direct and indirect subsidiaries shall be bound by the terms of this Agreement (including but not limited to Section 7(i) below) and any prior determinations or judgments regarding this Agreement to the same extent as the Company. The rights and obligations of the Company may not be assigned to any person without Executive’s prior written consent. Further, any action by the Company in accordance with Section 2 to have a subsidiary satisfy some or all of the Company’s payment or benefit obligations to Executive hereunder shall not relieve the Company of its obligation to pay such amounts or provide such benefits to Executive until such time as each such obligation has been satisfied in full. For purposes of this Agreement, a “successor” of the Company shall mean an entity that succeeds to all or substantially all of the business or assets of the Company.
(g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
(h) Legal Fees. The Company shall promptly pay Executive’s reasonable legal, tax and financial advisory fees incurred in connection with negotiating and entering into this Agreement and the awards described in Section 2(f), and, further, shall pay Executive’s legal fees and expenses incurred in enforcing any of his rights or entitlements under this Agreement should he be the prevailing party in a dispute.
(i) Arbitration. Any dispute arising out of or relating to this Agreement or any other Company Arrangement (other than injunctive relief sought under Section 6(f)) (a “Claim”) shall be resolved by binding confidential arbitration, to be held before an arbitrator in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 7(i). The arbitrator(s) shall have no jurisdiction to alter, amend, or disregard the express terms of this Agreement or any other Company Arrangement. The arbitrator shall be a single arbitrator selected by mutual agreement of the parties. In the event that the parties cannot agree on the selection of a single arbitrator within 30 days of either party providing written notice to the other party invoking the provisions of this Section 7(i), the arbitrators shall consist of a panel of three arbitrators which shall consist of one arbitrator selected by Executive, one arbitrator selected by the Company and a third arbitrator selected by the two arbitrators so selected by Executive and the Company. The determination of the arbitrator or arbitrators, as applicable, shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. The Company shall pay the arbitrators’ fees and arbitration expenses and any other administrative costs of any arbitration hearing administered before a single arbitrator and the parties shall each pay half of the arbitrators’ fees and arbitration expenses and any other administrative costs of any arbitration hearing administered before multiple arbitrators. Each party shall bear its own legal expenses incurred in connection with any Claims, except the Company will pay all of Executive’s legal fees and expenses reasonably incurred and, if applicable, Executive’s share of arbitration costs, with respect to any particular Claim on which Executive prevails; provided, however, that if there are multiple Claims and Executive prevails on at least half of such Claims, the Company shall pay all of Executive’s legal fees and expenses reasonably incurred and all of the costs of such arbitration. For purposes of the previous sentence, the number of Claims and the party prevailing on a Claim shall be determined by the arbitrator(s).
(j) Jurisdiction. The Company and Executive hereby consent to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it or he may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agree that service upon it shall be sufficient if made by registered mail, and agree not to assert the defense of forum non conveniens.
(k) Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or contributions as may be required to be withheld pursuant to any applicable law or regulation.

(l) Section 409A.
(i) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end; provided, that no such interpretation shall be used to diminish Executive’s rights and entitlements hereunder. In no event shall the Company or its affiliates be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, except where such tax, interest or penalty results from a violation or breach by the Company or its affiliates of the terms of this Agreement or other Company Arrangement.
(ii) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s date of termination or, if earlier, Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive (together with interest at the short-term applicable U.S. federal rate in effect for the month prior to the month in which the employment termination occurs) in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(iii) Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. However, following any Termination Date, Executive shall (notwithstanding anything elsewhere to the contrary) have no duties that are inconsistent with his having a “separation from service” as of the Termination Date, unless he expressly agrees otherwise in a writing signed by him in connection with the termination of his employment.
(iv) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(v) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(vi) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(m) Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 2(e), 3, 4, 5, 6 and 7 shall survive the termination or expiration of the Term.
[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
By: /s/    Matthew Furman
Name: Matthew Furman
Title: General Counsel
EXECUTIVE
/s/ John J. Haley
John J. Haley

Exhibit A
RESTRICTED SHARE UNIT AWARD AGREEMENT
[Filed separately as part of this 8-K report]

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Exhibit B
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) made this __ day of ________, 20__ (the “Effective Date”), between Willis Towers Watson Public Limited Company (including its successors and assigns, the “Company”), and John J. Haley (“Executive”).
1. Release.
(a) In consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement dated as of March 1, 2016 by and between the Company and Executive (the “Employment Agreement”), Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes- Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.
(b) For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.
(c) In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.
(d) This General Release shall not apply to (i) any obligation of the Company or its subsidiaries or affiliates that is provided under (or preserved by) the Employment Agreement, (ii) any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute, (iii) any claim related to acts, omissions or events occurring after the date this Agreement is signed by Executive, and (iv) any claim against a Releasee other than the Company or its subsidiaries that does not arise out of or relate to Executive’s employment relationship or the termination of such employment.

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Capitalized words not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.
2. Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.
3. Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.
4. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
5. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.
6. Governing Law. The substantive laws of the state of New York applicable to contracts executed and performed entirely in such state shall govern this Agreement, without giving effect to its conflicts of law principles.
7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
By:
Name:
Title:
EXECUTIVE:
John J. Haley

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